UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G


           Under the Securities Exchange Act of 1934
                      (Amendment No. 12)*

                           QMS, Inc.
                        (Name of Issuer)

                  Common Stock, $.01 par value
                 (Title of Class of Securities)

                          74726 G 10 2
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                              13G
CUSIP NO.  74726 G 10 2

1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON

   James L. Busby

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)  /_/
                                        (b)  /_/

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America

                         5  SOLE VOTING POWER
 NUMBER OF
   SHARES                   649,418*
BENEFICIALLY
  OWNED BY               6  SHARED VOTING POWER
    EACH
 REPORTING                  17,000**
   PERSON
    WITH                 7  SOLE DISPOSITIVE POWER

                            649,418*

                         8  SHARED DISPOSITIVE POWER

                            17,000**

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   666,418

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES /_/

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   6.1%

12 TYPE OF REPORTING PERSON

   IN


Item 1(a).     Name of Issuer:

     QMS, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

     1 Magnum Pass
     Mobile, Alabama  36618

Item 2(a).     Name of Person Filing:

     James L. Busby

Item 2(b).      Address of Principal Business Office or, if None,
Residence:

     1 Magnum Pass
     Mobile, Alabama  36618

Item 2(c).     Citizenship:

     United States of America

Item 2(d).     Title of Class of Securities:

     Common Stock, $.01 par value

Item 2(e).     CUSIP Number:

     74726 G 10 2

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     Inapplicable

Item 4.   Ownership:

     (a)  Amount beneficially owned:  666,418

     (b)  Percent of class:  6.1%

     (c)  Number of shares as to which such person has

          (i)  sole power to vote or direct the vote:  649,418*;

         (ii)  shared  power  to  vote  or  direct  the  vote:
               17,000**;

        (iii)  sole power to dispose or to direct the disposition of:
               649,418*;

         (iv)  shared power to dispose or direct  the disposition of:
               17,000**.

          * Of the indicated shares, 107,000 shares are subject to options exercisable within 60 days after December 31, 1997.

         ** Represents shares held by Mr. Busby's spouse, as to which he has no voting or investment power and disclaims beneficial ownership.

Item 5.   Ownership of Five Percent or Less of a Class:

     Inapplicable

Item 6.   Ownership of More than Five Percent on Behalf of Another
Person:

     Inapplicable

Item 7.   Identification and Classification of the Subsidiary Which
Acquired
          the Security Being Reported on by the Parent Holding
Company:

     Inapplicable

Item 8.   Identification and Classification of the Members of the
Group:

     Inapplicable

Item 9.   Notice of Dissolution of Group:

     Inapplicable

Item 10.  Certification:

     Inapplicable


                           SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.



     Date:          March 10, 1998

     Signature:     /s/ James L. Busby

     Name:          James L. Busby